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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Fifth Amended and Restated 1998 Centex Corporation Employee Non-Qualified Stock Option Plan and to the incorporation by reference therein of our reports dated May 31, 2002, with respect to the consolidated financial statements of Centex Corporation and the combined financial statements of 3333 Holding Corporation and Centex Development Company, L.P. and schedule include in their Joint Annual Report (Form 10-K) for the year ended March 31, 2002, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


Dallas, Texas
October 21, 2002